Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Focus Universal Inc.

West Covina, California

We hereby consent to the incorporation by reference in the Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-295285) of Focus Universal Inc. of our report, dated March 31, 2026, except for Note 13 as to which the date is April 23, 2026, relating to the consolidated financial statements as of December 31, 2025 and 2024 and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Focus Universal Inc.’s ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts” in the prospectus.

Weinberg & Company, P.A

Los Angeles, California

April 28, 2026